As filed with the Securities and Exchange Commission on April 30, 2025.
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

KKR Real Estate Finance Trust Inc.
(Exact name of registrant as specified in its charter)

Maryland	47-2009094
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

30 Hudson Yards, Suite 7500
New York, New York 10001
Tel: (212) 750-8300
(Address of Principal Executive Offices)

KKR Real Estate Finance Trust Inc. 2025 Omnibus Incentive Plan
(Full title of the plan)

Kelly Galligan
General Counsel and Secretary
30 Hudson Yards, Suite 7500
New York, New York 10001
Attention: General Counsel
Tel: (212) 750-8300
(Name and address and telephone number, including area code, of agent for service)

With a copy to:
Joseph H. Kaufman, Esq.
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The information specified in Items 1 and 2 of Part I of Form S-8 is omitted from this Registration Statement (the “Registration Statement”) in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the KKR Real Estate Financing Trust Inc. 2025 Omnibus Incentive Plan covered by this Registration Statement as required by Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated herein by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute prospectuses that meet the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Commission by KKR Real Estate Finance Trust Inc. (the “Registrant”) pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in this Registration Statement to the extent not superseded by documents or reports subsequently filed:
(a)
the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed on February 3, 2025 (including information specifically incorporated by reference from the Registrant’s definitive proxy statement on Schedule 14A filed with the Commission on March 14, 2025);

(b)	the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, filed on April 23, 2025;

(c)	the Company’s Current Report on Form 8-K filed on March 5, 2025; and

(d)
the description of the Company’s capital stock, contained in Exhibit 4.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed on February 8, 2022, including any amendment or report filed for the purpose of updating such description.

All documents that the Registrant subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement (except for any portions of the Registrant’s Current Reports on Form 8-K furnished pursuant to Item 2.02 and/or Item 7.01 thereof and any corresponding exhibits thereto not filed with the Commission) and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4.	Description of Securities.

Not applicable.
Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Maryland law permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty that is established by a final judgment and that is material to the cause of action. The Registrant’s charter contains such a provision that eliminates directors’ and officers’ liability to us and our stockholders to the maximum extent permitted by Maryland law.
The Registrant’s charter and bylaws obligate the Registrant, to the maximum extent permitted by Maryland law, to indemnify any present or former director or officer or any individual who, while a director or officer of the Registrant and at the request of the Registrant, serves or has served another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner, trustee, member or manager, is made or threatened to be made a party to, or witness in, a proceeding by reason of his or her service in that capacity, and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. The Registrant’s charter and bylaws also permit the Registrant, with the approval of its board of directors, to indemnify and advance expenses to any individual who served a predecessor of the Registrant in any of the capacities described above and any employee or agent of the Registrant or a predecessor of the Registrant.
Maryland law requires a Maryland corporation (unless its charter provides otherwise, which the Registrant’s charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that (i) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, (ii) the director or officer actually received an improper personal benefit in money, property or services or (iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses.
Under Maryland law, we may not indemnify a director or officer in a suit brought by us or on our behalf in which the director or officer was adjudged liable to us or in a suit in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or on our behalf, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.
In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (i) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (ii) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

The Registrant has entered into indemnification agreements (the “Indemnification Agreements”) with each of the Registrant’s directors and officers (each, an “Indemnitee”). The Indemnification Agreements provide that the Registrant will, subject to certain limitations and exceptions, indemnify, to the fullest extent permitted under Maryland law, and advance expenses to, each Indemnitee, in connection with (among other things) the Indemnitee’s capacity as a director, officer, employee or agent of the Registrant. This obligation includes, subject to certain terms and conditions, indemnification for any expenses (including reasonable attorneys’ fees), judgments, fines, penalties and settlement amounts actually and reasonably incurred by the Indemnitee in connection with any threatened or pending action, suit or proceeding. In certain instances, the Registrant may be required to advance such expenses, in which case the Indemnitee will be obligated to reimburse the Registrant for the amounts advanced if it is later determined that the Indemnitee is not entitled to indemnification for such expenses. The indemnification provided under the Indemnification Agreements is not exclusive of any other indemnity rights.
Item 7.	Exemption from Registration Claimed.

Not applicable.
Item 8.	Exhibits.

The following exhibits are filed as part of this Registration Statement:

Exhibit Number	Description of Document

4.1
Articles of Restatement of KKR Real Estate Finance Trust Inc., dated as of May 10, 2017 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on May 10, 2017).

4.2
Amended and Restated Bylaws of KKR Real Estate Finance Trust Inc. (incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form S-11/A filed with the Commission on April 13, 2017).

5.1*	Opinion of Venable LLP.

10.1*	KKR Real Estate Finance Trust Inc. 2025 Omnibus Incentive Plan

23.1*	Consent of Deloitte & Touche LLP.

23.2*	Consent of Venable LLP (included as part of Exhibit 5.1).

24.1*	Power of Attorney (included in the signature pages to this Registration Statement).

107.1*	Filing Fees

* Filed herewith.
Item 9.	Undertakings.
(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” in the effective Registration Statement;  and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on April 30, 2025.
KKR REAL ESTATE FINANCE TRUST INC.
By:	/s/ Matthew A. Salem
	Name:	Matthew A. Salem
	Title:	Chief Executive Officer and Director

POWER OF ATTORNEY
Know all men by these presents, that each person whose signature appears below hereby constitutes and appoints Matthew A. Salem, W. Patrick Mattson and Kelly Galligan, and each of them, any of whom may act without joinder of the other, the individual’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the person and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement and any or all amendments, including post-effective amendments to the Registration Statement, and all other documents in connection therewith to be filed with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this Registration Statement and power of attorney have been signed by the following persons in the capacities indicated on April 30, 2025.
Signature	Title
Chief Executive Officer and Director
/s/ Matthew A. Salem	(Principal Executive Officer)
Matthew A. Salem

/s/ Kendra L. Decious	Chief Financial Officer and Treasurer
Kendra L. Decious	(Principal Financial and Accounting Officer)

/s/ Ralph F. Rosenberg	Chairman of the Board of Directors
Ralph F. Rosenberg

/s/ Christen E.J. Lee	Director
Christen E.J. Lee

/s/ Terrance R. Ahern	Director
Terrance R. Ahern

/s/ Jonathan A. Langer	Director
Jonathan A. Langer

/s/ Deborah H. McAneny	Director
Deborah H. McAneny

/s/ Irene M. Esteves	Director
Irene M. Esteves

/s/ Paula Madoff	Director
Paula Madoff